Exhibit 10.45

REDBACK NETWORKS INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) is made this     day of September 2006, by and between Kevin A. DeNuccio (“CEO”) and Redback Networks Inc. (the “Company”), to the offer letter dated August 17, 2001 (“Offer Letter”), as amended by Amendment #1 to the Agreement, between the Company and CEO (the “Employment Agreement”).

WHEREAS, on July 27, 2006, the Board of Directors of the Company approved amendments to certain agreements with the CEO to reduce the benefits CEO would become entitled to receive in connection with a Change in Control (as defined in the Company’s 1999 Stock Incentive Plan) (“the Change in Control Provisions”);

WHEREAS, the parties hereto wish to amend the Employment Agreement to reflect the revised Change in Control Provisions.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the Company and CEO agree that the Employment Agreement shall be amended as follows:

1. Stock Options. The following text shall be added to end of Section 6 of the Employment Agreement titled “Stock Options”:

“In the event a Change in Control (as defined under the Plan) occurs, any Company options or other equity compensation awards granted to you on June 1, 2006 or thereafter (collectively, the “Applicable CEO Equity Grants”) shall accelerate vesting 100%, except as to any then unvested shares under the Applicable CEO Equity Grants subject to the final twelve months of vesting (or such lesser amount if less than twelve months of vesting remains on such Applicable CEO Equity Grants) which shall not accelerate and shall remain subject to the normal vesting schedule per the terms of the applicable stock option or other applicable agreement.

In the event a Change in Control occurs and if within 12 months following such Change in Control, your service with the Company is Involuntarily Terminated other than for Cause, all then outstanding unvested shares under the Applicable CEO Equity Grants shall accelerate vesting 100%; provided, however, that the following circumstances shall not in and of themselves constitute “Good Reason” under the terms of this Agreement: 1) you not being appointed Chief Executive Officer of the acquiring entity; or 2) you remaining as the chief executive officer of the subsidiary or division substantially containing the Company’s business following the Change of Control.

The provisions set forth in the two paragraphs above shall apply solely to the stock option grant made to you on June 1, 2006 and, unless otherwise modified, any other equity compensation awards to you in the future. Except as expressly described above, the foregoing provisions shall not modify any other written agreements between you and the Company.”

2. Entire Agreement. This Amendment, the award agreements relating to the Applicable CEO Equity Grants and the Employment Agreement constitute the entire agreement relating to the subject matter hereof, and the Employment Agreement shall remain unchanged and in full force and effect, including the “AT WILL” nature of your employment as set under the Employment Agreement.

3. Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

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IN WITNESS WHEREOF, this Amendment has been entered into as of the date first set forth above.

THE COMPANY:

REDBACK NETWORKS INC.

By:	Date:
Title:

CEO:

Date:
Kevin A. DeNuccio

(signature page to Amendment to Kevin A. DeNuccio Employment Agreement)